Changes in Investment Policy:

Effective September 21, 2015, Diversified Income & Convertible and Equity & Convertible Income each rescinded its non-fundamental policy to normally write call options on the stocks held in its portfolio with respect to approximately 70% of the value of each position, and adopted a revised non-fundamental policy to normally write call options on the stocks held in its portfolio with respect to “up to approximately 70%” of the value of each equity position (emphasis added).  The exact policy of each Fund with respect to writing call options that was in effect prior to September 21, 2015 is set forth below:

Diversified Income & Convertible

Diversified Income & Convertible expects to normally employ a strategy of writing (selling) covered call options on the stocks held in its portfolio (the “Option Strategy”).  It is expected that Diversified Income & Convertible will ordinarily write call options on the individual stocks held in its portfolio, and with respect to approximately 70% of the value of each position.  Diversified Income & Convertible initially intends to write covered call options on approximately 50% of Diversified Income & Convertible’s common stocks, but may write covered call options on approximately 30% to 80% of Diversified Income & Convertible’s common stocks from time to time, depending on market conditions.  Diversified Income & Convertible’s use of the Option Strategy may vary from time to time, depending on market conditions and other factors.

The newly adopted non-fundamental policy of each Fund with respect to writing call options is set forth below:

Diversified Income & Convertible

Diversified Income & Convertible expects to normally employ a strategy of writing (selling) covered call options on the stocks held in its portfolio (the “Option Strategy”).  It is expected that Diversified Income & Convertible will ordinarily write call options on the individual stocks held in its portfolio, and with respect to up to approximately 70% of the value of each position.  Diversified Income & Convertible initially intends to write covered call options on approximately 50% of Diversified Income & Convertible’s common stocks, but may write covered call options on approximately 30% to 80% of Diversified Income & Convertible’s common stocks from time to time, depending on market conditions.  Diversified Income & Convertible’s use of the Option Strategy may vary from time to time, depending on market conditions and other factors.